UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2026

APPLE HOSPITALITY REIT, INC.

(Exact name of Registrant as Specified in Its Charter)

Virginia	001-37389	26-1379210
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

814 East Main Street
Richmond, Virginia		23219
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 804 344-8121

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, no par value	APLE	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Apple Hospitality REIT, Inc. (which is referred to below as the “Company”) is filing this report in accordance with Items 1.01, 2.03, 8.01 and 9.01 of Form 8-K.

Item 1.01. Entry into a Material Definitive Agreement.

On July 23, 2026 (the “Closing Date”), the Company entered into a Fourth Amended and Restated Credit Agreement (the “Amended Credit Agreement”) among the Company, as borrower, certain subsidiaries of the Company from time to time party thereto, as guarantors, Bank of America, N.A. (“Bank of America”), as administrative agent, and the other lenders from time to time party thereto. The Amended Credit Agreement amends and restates in its entirety the Third Amended and Restated Credit Agreement, dated as of July 25, 2022, among the Company, the subsidiaries of the Company from time to time party thereto, Bank of America, as administrative agent, and the other lenders from time to time party thereto (the “Prior Credit Agreement”).

The Amended Credit Agreement provides for (i) an increase in the aggregate commitments under the Company’s senior unsecured revolving credit facility (the “Revolver”) from $650 million to $700 million, (ii) an extension of the scheduled maturity date of the Revolver from July 25, 2026 to July 24, 2030, which maturity date may be further extended, at the Company’s election, pursuant to either a 1-year extension option or up to two 6-month extension options, subject to the satisfaction of certain customary conditions set forth in the Amended Credit Agreement, (iii) an extension of the scheduled maturity date of the Company’s $275 million senior unsecured term loan (the “Term A-1 Loan”) from July 25, 2027 to July 24, 2031 and (iv) an extension of the scheduled maturity date of the Company’s $300 million senior unsecured term loan (the “Term A-2 Loan,” and together with the Revolver and the Term A-1 Loan, the “Facilities”) from January 31, 2028 to January 23, 2032. As of the Closing Date, the Company had approximately $14 million outstanding under the Revolver, $275 million outstanding under the Term A-1 Loan and $300 million outstanding under the Term A-2 Loan.

The Amended Credit Agreement includes an option for the Company to increase the aggregate commitments under any of the Facilities and/or incur one or more new tranches of incremental term loans in an aggregate amount such that the total commitments under all facilities do not exceed $1.75 billion, subject to certain conditions, including obtaining commitments from one or more lenders to provide such increased amounts or additional tranches. The Amended Credit Agreement also permits the Company to utilize up to $25 million of the available revolving loan commitments under the Revolver for the issuance of letters of credit.

Borrowings under the Amended Credit Agreement will, subject to certain exceptions, accrue interest at a per annum rate of (i) in the case of the Revolver, (a) SOFR plus a margin ranging from 140 to 230 basis points or (b) a base rate plus a margin ranging from 40 to 130 basis points, and (ii) in the case of each of the Term A-1 Loan and the Term A-2 Loan, (a) SOFR plus a margin ranging from 135 to 225 basis points or (b) a base rate plus a margin ranging from 35 to 125 basis points. In all such cases, the actual margin is determined from time to time based on the consolidated leverage ratio of the Company and its subsidiaries. An unused commitment fee (the “Unused Fee”) of 20 or 25 basis points per annum, depending on the amount of borrowings under the Revolver, accrues on unused portions of the Revolver.

In the event that the Company’s long-term senior unsecured non-credit enhanced debt receives an investment grade credit rating (an “Investment Grade Rating”), the Company may elect to have borrowings under the Amended Credit Agreement accrue interest, and the Revolver accrue a facility fee in lieu of the Unused Fee, in each case at reduced rates determined by reference to the Company’s then-applicable credit ratings.

Amounts owing under the Amended Credit Agreement are guaranteed by each subsidiary of the Company that either owns a property included in the pool of unencumbered eligible properties (the “Unencumbered Pool”) or directly or indirectly owns equity interests in a subsidiary that owns a property included in the Unencumbered Pool. Subject to certain conditions and exceptions, upon achieving an Investment Grade Rating, the Company may elect that the subsidiary guarantors be released from such guaranty.

The Amended Credit Agreement requires, and the Company’s ability to borrow under the Revolver will be subject to, ongoing compliance by the Company and its subsidiaries with various affirmative and negative covenants, including with respect to liens, dividends, mergers and asset sales. In addition, the Amended Credit Agreement requires that the Company satisfy certain financial covenants, including:

•
ratio of consolidated total indebtedness (net of the amount of unrestricted cash and cash equivalents in excess of $10,000,000) to consolidated EBITDA of not more than 7.25 to 1.0;
•
ratio of consolidated secured indebtedness to consolidated total assets of not more than 45%;
•
ratio of adjusted consolidated EBITDA to consolidated fixed charges of not less than 1.5 to 1.0;
•
ratio of unencumbered adjusted net operating income to consolidated interest expense in respect of consolidated unsecured indebtedness of not less than 2.0 to 1.0;

•
ratio of consolidated net unsecured indebtedness (net of the amount of unrestricted cash and cash equivalents in excess of $10,000,000) to unencumbered asset value of not more than 60% (which may be increased to 65% for up to four quarters following a material acquisition on up to two occasions during the term of the Amended Credit Agreement); and
•
ratio of consolidated secured recourse indebtedness to consolidated total assets of not more than 10%.

The Amended Credit Agreement includes customary representations and warranties, which must continue to be true and correct in all material respects as a condition to future draws under the Revolver. The Amended Credit Agreement also includes customary events of default, in certain cases subject to customary periods to cure, following which the lenders may accelerate all amounts outstanding under the Amended Credit Agreement.

The foregoing summary of the Amended Credit Agreement is qualified in its entirety by reference to the Amended Credit Agreement, a copy of which is attached as Exhibit 10.1 and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated by reference into this Item 2.03.

Item 8.01. Other Events.

On July 28, 2026, the Company issued a press release announcing the completion of the refinancing transactions described above. A copy of the press release is included as Exhibit 99.1 to this Current Report on Form 8-K.

On July 24, 2026, the Company, as borrower, and certain of its subsidiaries, as guarantors, amended and restated the credit agreement with respect to its existing $130 million unsecured term loan with PNC Bank, National Association, as administrative agent, and the lenders party thereto (as amended and restated, the “Seven-Year Term Loan”), increasing the amount of the term loan to $160 million and extending the scheduled maturity date to July 24, 2033. The incremental $30 million was funded at closing and will be used to repay the Company’s then-outstanding balance under the Revolver and certain secured indebtedness. The Seven-Year Term Loan includes an accordion feature under which the aggregate commitments may be increased up to $300 million, subject to certain conditions. Borrowings under the Seven-Year Term Loan accrue interest at a per annum rate of SOFR plus a margin ranging from 170 to 265 basis points, depending on the Company’s leverage ratio as calculated under the terms of the Seven-Year Term Loan credit agreement. PNC Capital Markets LLC and The Huntington National Bank served as joint lead arrangers and joint bookrunners in connection with the Seven-Year Term Loan.

In connection with the foregoing, the Company also entered into conforming amendments for two of its existing unsecured term loan facilities: (i) the $385 million unsecured term loan maturing July 31, 2030 and (ii) the $85 million unsecured term loan maturing December 31, 2029, in each case to align the applicable pricing grid and representations and warranties, covenants, events of default and certain other provisions with that of the Amended Credit Agreement. The principal amounts and scheduled maturity dates for those facilities remain unchanged.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1*

Fourth Amended and Restated Credit Agreement, dated as of July 23, 2026, by and among Apple Hospitality REIT, Inc., as borrower, certain subsidiaries of Apple Hospitality REIT, Inc., as guarantors, Bank of America, N.A., as Administrative Agent and the lenders party thereto.

99.1	Press Release dated July 28, 2026
104	Cover Page Interactive Data File (formatted as Inline XBRL).

* Apple Hospitality REIT, Inc. has omitted certain schedules and exhibits pursuant to Item 601(a) of Regulation S-K and shall furnish supplementally to the SEC copies of any of the omitted schedules and exhibits upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple Hospitality REIT, Inc.

By:	/s/ Justin G. Knight
Justin G. Knight
Chief Executive Officer

July 28, 2026